Exhibit 99.1
Remarks by Marty Barrington, Altria Group, Inc.’s (Altria) Chairman, Chief Executive Officer (CEO) and President, and other members of Altria’s management team

Welcome
Sarah Knakmuhs, Vice President, Investor Relations, Altria Client Services Inc.
Good morning everyone and thanks for being with us. For those I have not met, I’m Sarah Knakmuhs, Vice President of Investor Relations. Welcome to all of you here today and listening on the webcast.
Before we start, a few reminders:

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Our remarks today contain certain forward-looking statements and reference non-GAAP financial measures. Please direct your attention to the Forward-Looking and Cautionary Statements for a description of the various factors that could cause our actual results to differ materially from projections included in today’s remarks. Reconciliations and further explanations of the non-GAAP financial measures discussed today are available on altria.com and on the Altria Investor App.

•	Future dividend payments and share repurchases remain subject to the discretion of Altria’s Board of Directors.

•	The timing of share repurchases depends on marketplace conditions and other factors.

•	Comparisons to tobacco competitors are made prior to their recently completed transaction.
Let’s review the agenda and who we have joining us.
First, our Chairman, CEO and President Marty Barrington will begin with a reminder of our financial objectives, strategies and track record of performance. Billy Gifford, our Chief Financial Officer, will then provide an update on our diverse income streams, strong balance sheet and productivity efforts.
Craig Johnson, President and CEO of Altria Group Distribution Company, will explain our strong consumer engagement, sales and distribution and consumer engagement capabilities. We’ll have some time for questions and answers and take a break.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

When we return, three senior leaders will discuss how Altria navigates the external environment. Denise Keane, Altria’s General Counsel; Jim Dillard, Senior Vice President, Regulatory Affairs and Chief Innovation Officer, Altria Client Services Inc.; and Bruce Gates, Senior Vice President, External Affairs, Altria Client Services Inc. will participate in a panel discussion and take your questions.
We’ll then hear from Howard Willard, our Chief Operating Officer, on how we invest in premium brands. In particular, Howard will focus on Marlboro, its evolution and key results. Again, we’ll take questions and then break for a special lunch for those joining us in New York.
In addition to these speakers, we’re joined today by the presidents of our operating companies, our sales leadership and key members of the Marlboro brand team.
Again, thanks for being with us. I’ll now turn the program over to Marty.

Introduction and Overview
Marty Barrington, Chairman, CEO and President, Altria Group, Inc.
Thanks, Sarah. Good morning, everyone, and welcome. We’re excited to spend the morning with you, and we have a great lineup planned.
This morning we’ll highlight three themes: heritage, talent and innovation. Great brands and great companies are built and sustained over time through vision, execution and stewardship. So, we’ll reflect on the strong heritage of our companies and our brands.
We’ve long believed our emphasis on and investment in developing people sets us apart and drives our business results. We were delighted recently when Forbes named Altria among its top 100 list of America’s Best Employers. Our focus on people development supports a strong and deep management bench and effective succession planning. Today, we’ve brought many on our team so you can see first-hand the difference our great people make.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

We’ll also be reminded of the many ways innovation has driven our success over time and is fueling our performance today, particularly during our focus on Marlboro later this morning.
So, let’s begin.
Our long-term financial goals are unchanged. We seek to deliver adjusted diluted earnings per share (EPS) growth at an average annual rate of 7% to 9% over time and maintain a target dividend payout ratio of approximately 80% of adjusted diluted EPS. From 2009 through 2014, we’ve produced adjusted diluted EPS growth of 8% on a compounded annual basis, despite a persistently weak economy during most of this period. And our 80% dividend payout ratio at the end of 2014 was the highest in the S&P Food, Beverage and Tobacco Index.
We remain focused on returning cash to shareholders, principally through a strong and growing dividend. Our attractive 4.4% annualized dividend yield as of June 15 was well above key benchmarks and higher than virtually all S&P Food, Beverage and Tobacco peers. We’ve increased our dividend on a compounded annual basis by almost 9% from 2009 through 2014. A growing dividend is an important part of our heritage, having raised our dividend 48 times in the past 45 years.
For illustrative purposes, a $360 investment in 10 Altria shares in 1970 would have grown to more than $500,000 through the first quarter of 2015, with reinvested dividends. That’s a total shareholder return (TSR) of more than 16 times that of the S&P 500 over this period, including the value of shares in Kraft Foods Group, Inc., Mondelēz International, Inc. and Philip Morris International Inc. (PMI) you also would own. In fact, earlier this year, several financial media outlets called Altria “America’s most successful stock” in modern history.
From 2010 through 2014, Altria delivered total shareholder return of 230%, which far outperformed both the S&P 500 and S&P Food, Beverage and Tobacco Index. So, our track record of delivering outstanding shareholder returns is Altria’s financial heritage; and all of us remain focused on continuing to create long-term value.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

We continue to pursue three strategies to deliver against our long-term financial objectives:

•	first, to maximize our core tobacco businesses for the long term;

•	second, to grow new income streams through innovative tobacco products; and

•	third, to manage our diverse income streams and strong balance sheet to deliver consistent financial performance.
Let’s briefly examine the strength of the core tobacco businesses.
Together, our cigarette and cigar businesses form our smokeable products segment. From 2011 through 2014, the segment produced 4.4% adjusted operating companies income (OCI) growth on a compounded annual basis to almost $7 billion and achieved adjusted OCI margins of over 44%. In the first quarter of 2015, that momentum accelerated with adjusted OCI growth of 12.6% and margin expansion of 2.3 percentage points.
The cornerstone is Marlboro. With a retail share of 44% for the first quarter of 2015, Marlboro remains larger than the next 10 largest cigarette brands combined. Together with the balance of the portfolio, PM USA has more than half of the retail share in the highly profitable U.S. cigarette category.
Smokeless products provide our second largest earnings source. Between 2011 and 2014, adjusted OCI increased almost 6% to over $1 billion.
Copenhagen and Skoal are the two leading premium brands with more than 51% share of the smokeless category for the first quarter of 2015. With the balance of the smokeless portfolio, they command category-leading adjusted OCI margins of over 60%.
These many advantages of our smokeable and smokeless products businesses, including leading premium brands that are generating strong profit and margin growth, make clear why we’re maximizing the value of these businesses for shareholders over the long term.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

At the same time, many adult tobacco consumers are seeking innovative alternatives to traditional tobacco products. So our second strategy is to grow new income streams with innovative tobacco products. Howard will speak about our product portfolio later, but let’s look briefly at the broader opportunity before us.
For many years, we’ve embraced a vision of developing lower-risk tobacco products that appeal to adult tobacco consumers. That’s one reason we supported U.S. Food and Drug Administration (FDA) regulation of tobacco and today real progress is being made. Importantly, FDA now provides the regulatory framework to bring such products to market. New technologies in our portfolio, including Nu Mark LLC’s (Nu Mark) e-vapor products and the exclusive U.S. rights to commercialize two of PMI’s heat-not-burn products, hold the promise for harm reduction. Further, awareness of e-vapor is very high and more than 60% of adult smokers have tried an e-vapor product. So with adult tobacco consumer interest, an established regulatory construct and technology development, many of the essential elements are in place to make this vision a reality.
To seize this opportunity, we’re taking a portfolio view of tobacco products and technologies and applying our substantial capabilities to succeed in the long term.

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Products are an important first step, as are distribution and brand building. So, we began by introducing Nu Mark’s MarkTen e-vapor products, acquiring Green Smoke and establishing a national brand and distribution platform to enable future growth.

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We’re optimizing our supply chain to support our evolving product portfolio. Nu Mark has invested in a robust quality system and improved supply chain efficiency and costs, in particular through the Green Smoke acquisition.

•	We’ve also aligned with a strong partner in PMI to bring heat-not-burn products to the U.S. We’re pleased with the progress being made on both clinical research and testing of marketing concepts

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015 and we’re working well with PMI to support an application to the FDA for a modified-risk tobacco product designation during the course of 2016.

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We’re also developing science needed to succeed in the regulatory arena, such as the recent data we’ve presented to FDA on secondhand vapor. And we’re fully engaged in the modified risk tobacco product application process in order to take advantage of the opportunities it offers for our businesses and adult tobacco consumers.

So, we’re bringing capabilities we’ve built over many years to bear on this important opportunity for the future -- while maintaining disciplined pursuit of adjusted diluted EPS growth in a range of 7% to 9%.
A final introductory word, given recent changes in industry structure. Marketplace change is, of course, constant. The recent transaction involving our competitors marks another one. It’s important to remember we’ve faced change before -- lots of it -- and we believe our leadership position today is stronger than ever. Consider, for example, the signing of the Master Settlement Agreement (MSA), the 2004 consolidation of two competitors, a massive increase in the federal excise tax on cigarettes and cigars and institution of FDA regulation of tobacco products. During this period of change over 15 years, PM USA grew Marlboro’s retail share almost seven points. Altria evolved to offer a total U.S. tobacco platform, while delivering TSR of more than 1,000%, more than five times the S&P 500’s return.
As we’ll make clear today, we manage our businesses for the long term, which has allowed us to grow through change and deliver consistent performance. We do so because of our companies’ extraordinary brands, superior execution and talented people.
With that context, I’ll turn things over to Billy.

Financial Update
Billy Gifford, Chief Financial Officer, Altria Group, Inc.
Thanks Marty. Good morning, everyone.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Our third strategy is to manage our diverse income streams and strong balance sheet to deliver consistent financial performance. So, my remarks this morning will focus on three areas:

•	our diverse business model;

•	our strong balance sheet; and

•	our ongoing productivity efforts.
Each supports our long-term financial goals of growing adjusted diluted EPS at an average annual rate of 7% to 9% over time and maintaining a target dividend payout ratio of approximately 80% of adjusted diluted EPS.
To begin, Altria has the most diverse business model among our U.S. tobacco peers. Our core tobacco businesses operate within the attractive domestic tobacco industry. Over the past five years, we estimate that U.S. tobacco manufacturers’ profits grew at a compounded annual rate of 5.5% to nearly $15.5 billion. In 2014, Altria gained more than half of that profit pool through our tobacco companies’ leading positions across cigarettes, cigars and smokeless tobacco products. It’s a total tobacco platform.
Altria’s core tobacco companies are complemented by our wine and beer assets, which include Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and our equity investment in SABMiller plc (SABMiller). In the wine segment, Ste. Michelle’s goal is to grow income by expanding its share and distribution of premium wines. Ste. Michelle has a strong portfolio of premium brands and a widely respected leadership team. Wine & Spirits magazine has honored Ste. Michelle 20 times as a “Winery of the Year,” more than any other American winery.
Since joining the Altria family, Ste. Michelle has produced solid business and financial results. From 2009 through 2014, Ste. Michelle grew adjusted operating companies income approximately 13% on a compounded annual basis and expanded adjusted OCI margins by 2.7 percentage points to almost 22%. It’s a great business, if small for Altria.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

As you know, Altria also holds an approximate 27% equity investment in SABMiller. This allows us to participate in the roughly $36 billion global beer profit pool, which grew approximately 4% annually over the past three years. Equity earnings from our investment in SABMiller have been a nice contributor to Altria’s earnings per share over time. From 2009 through 2014, equity earnings from our investment in SABMiller have grown at a compounded annual rate of approximately 11%. In 2014, Altria recorded pre-tax earnings of more than $1 billion. As of June 15, the market value of our SABMiller investment was approximately $22 billion.
As we said at the Consumer Analyst Group of New York Conference (CAGNY), we regularly evaluate our SABMiller investment and, at this time, we believe maintaining the asset is in our shareholders’ best interest. We’re also well aware of speculation respecting global beer consolidation and how that might affect our investment in SABMiller. Our goal always has been -- and remains -- to manage this investment in a way that delivers the best value for Altria’s shareholders.
Regarding our financial services business, Philip Morris Capital Corporation (PMCC) also has contributed to our diverse business model. However, as PMCC winds down, we expect the income contribution to be uneven as underlying lease income continues to decline and the opportunity for asset sales diminishes.
Let’s turn now to our commitment to maintaining a strong balance sheet. Over time, the strength of our balance sheet has allowed Altria to:

•	weather difficult capital market conditions;

•	make acquisitions;

•	proactively manage our debt maturity towers; and

•	return cash to shareholders.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Additionally, our strong BBB+ credit rating allows us to competitively access the capital markets to cover short-term cash needs, as we often do in April around income tax, dividend and PM USA’s MSA payments.
Our debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio of 1.7 to 1 as of March 31, 2015 was well within our credit agreement debt covenants of not more than 3 to 1. From now through the end of the year, we will have $1 billion in long-term debt coming due. Our decision to refinance or retire this debt will depend on capital market conditions, Altria’s business needs and other factors.
Our strong balance sheet and cash flow allow us to return large amounts of cash to shareholders, primarily through dividends. Over the past five years, we’ve raised our dividend six times for a compounded annual growth rate of almost 9%, reflecting dividend increases in line with adjusted earnings growth and our 80% target dividend payout ratio. In 2014, we paid shareholders $3.9 billion in dividends.
Altria also has repurchased stock when we’ve concluded that it’s the best use of cash to maximize shareholder value. From the end of the first quarter of 2011 through the first quarter of this year, we reduced our outstanding shares by approximately 6%. During this period, we repurchased shares at a weighted-average price of approximately $33 per share, compared to approximately $50 at the end of the first quarter of 2015. At the end of the first quarter, we had $326 million remaining in our current $1 billion share repurchase program. In total, from January 2010 through March 31, 2015, Altria has returned more than $22 billion in cash to shareholders through dividends and share repurchases.
Lastly, a word on our ongoing productivity and cost management efforts. As you know, our track record on cost management is strong. In fact, Altria reduced costs by approximately $2 billion through two productivity programs between 2007 and 2013. Today, our focus on increasing productivity and managing costs is steadfast.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

We’ve established an enterprise-wide simplification initiative to streamline processes and eliminate low-value work. For example, we have:

•	improved the efficiency of PM USA’s manufacturing machinery;

•	standardized our technology systems across our companies to reduce maintenance costs; and

•	through recent efforts by our employees, redesigned more than 100 large and small processes, eliminating more than 18,000 hours of work and freeing up time for more valuable work.
Managing costs is a key part of our long-term algorithm for delivering strong profit growth, especially in the smokeable products segment. In fact, over the five years ended in 2014, our controllable costs have been essentially flat on a compounded annual basis, below the rate of input cost inflation. Additionally, we are benefiting from the expiration of the federal tobacco quota buyout payments, which reduces our costs of goods sold in the smokeable products segment for 2015 by approximately $300 million versus 2014.
Our financial goals and strategies, of course, require a balance between improving productivity and disciplined investment. From the end of the last productivity program through March 31, 2015, headcount in our manufacturing facilities has declined over 7%. As we are saving in our core business, we’re investing for our future. In addition to investments in product development, distribution and brand-building for innovative tobacco products, we’re also funding the regulatory science needed to advance our harm reduction goals. We expect these investments to ultimately produce a diverse set of new tobacco products.
Finally, our culture and organizational structure make the balance I’ve described possible. As you’ll hear from Craig, our shared services model allows us the flexibility to support our businesses as they change. For example, when we created Nu Mark, we easily aligned the sales, financial and regulatory services

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015 needed to support the business because those services were already in place. It’s a model that has served us well -- allowing us to efficiently evolve in a changing tobacco industry.
To sum up, we believe Altria is well positioned for continued success. Our diverse business model allows us to provide consistent performance through all business environments. And our strong balance sheet and focus on productivity allow us to continue returning large amounts of cash to our shareholders.
Therefore, Altria reaffirms its guidance for 2015 full-year adjusted diluted EPS in the range of $2.75 to $2.80, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.57 in 2014.
Thanks for your attention. I’ll now turn the meeting over to Craig.
Consumer Engagement, Sales and Distribution Capabilities
Craig Johnson, President and CEO, Altria Group Distribution Company

Thanks Billy and good morning, everyone. Altria Group Distribution Company provides superior services to adult tobacco consumers and our customers on behalf of Altria’s four tobacco companies. This shared services model allows the operating companies to focus on brand-building and manufacturing, while we efficiently execute their plans in the marketplace with scale and quality.
AGDC, as we call it, focuses on two areas. First, we connect the operating companies’ brands with tobacco consumers age 21 and older through one-to-one experiences. Second, our sales and distribution system connects these brands to adult tobacco consumers in retail stores across the United States. Let’s begin with highlights from our consumer engagement work.
Our consumer engagement team develops and executes our robust one-to-one marketing programs. This includes managing our database of nearly 20 million adult tobacco consumers and using this tool to deliver the right message, to the right adult tobacco consumer, using various channels.
AGDC’s leading digital capabilities help the operating companies engage age-verified adult tobacco consumers and strengthen their brands. For example, the Marlboro, Copenhagen and Skoal websites that

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015 we support all ranked in the top ten among 100 benchmarked websites in a 2014 third-party review for user satisfaction. Nobody in our industry does digital like we do.
We also immerse tobacco consumers 21 and older in the equity of our brands through experiences like the Marlboro Black Lounge, bar nights, music festivals and once-in-a lifetime trips to the Marlboro ranch in Montana.
In total, our consumer engagement system delivered a remarkable 250 million interactions with adult tobacco consumers in 2014 -- up 20% from the previous year. As you’ll hear later, these interactions further our tobacco companies’ strong brand equities.
Of course, as you can see from the fixture, retail stores provide the principal way we reinforce and position our companies’ brands with adult tobacco consumers as they make their purchasing decisions. AGDC’s efforts result in broad distribution of our tobacco companies’ offerings in the marketplace, with extraordinary speed and quality of execution. Today, I’ll focus on four competitive advantages of our sales and distribution system:

•	our efficient and adaptable model;

•	the innovative tools and resources we offer;

•	our highly skilled and talented people; and

•	the effective alignment we’ve achieved with our trade partners.
Our sales and distribution system is designed so that our brands and offers are visible, available and priced competitively in a broad universe of retail stores across the U.S. This includes:

•	expanding existing brands and launching new innovative products;

•	executing price and product promotions;

•	communicating brand equity and news; and

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

•	promoting responsible retailing of tobacco products.
To consistently achieve our success, we follow a proven strategy. Our goal is to gain alignment and support from our trade partners by promoting and demonstrating mutual business success.
It begins with our world class distribution system, which efficiently delivers products from our companies’ manufacturing facilities to our direct-buying customers. Using the cigarette model as an example, cigarettes manufactured in Richmond, Virginia are shipped to a bonded warehouse, which provides inventory to meet demand throughout the U.S. From this warehouse, we ship product to 21 public warehouses, allowing us to reach approximately 600 direct-buying locations within just three days. From there, it goes to retail.
As part of this highly efficient model, PM USA collects advance payment for its products before shipping to direct customers. Last year, we distributed approximately 125 billion cigarettes through this system at a cost of less than a nickel per pack. When compared with U.S. distribution benchmarks, our distribution costs as a percentage of net revenues are far lower than what’s considered most efficient.
We complement this streamlined distribution model with breadth and scale of retail coverage. AGDC covers approximately 240,000 retail stores, representing over 95% of tobacco industry volume. Our talented territory sales managers, or TSMs, maintain regular contact with most of these stores, while a third-party call center supports and offers brand resources for lower-volume stores. This system allows us to efficiently achieve breadth in the marketplace for our brands.
Over the past several years, we’ve sharpened our shared services model. We’ve expanded the responsibilities of AGDC and reduced infrastructure costs. In 2007, for example, AGDC supported only PM USA. Today, we represent four of Altria’s operating companies with an organization about 20% smaller. At the same time, we’ve generated capacity and expanded retail coverage, primarily by improving our processes and systems.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Tobacco products are offered in multiple U.S. trade channels. We emphasize broad coverage and build relationships across these channels, which differentiates us from our key competitors. Because convenience stores drive around 70% of the volume sold, let’s take a closer look at this trade class.
The c-store trade class is robust and relevant. Roughly 150,000 c-stores across the U.S. generate approximately $700 billion in annual revenues, including gasoline. Each and every day, 160 million consumer transactions take place in a convenience store. Almost half of all c-store shoppers are in the important 21-39 age demographic.
While convenience stores are important to us, tobacco is also important to them. The tobacco categories lead in revenue at 36% of inside sales and deliver the third highest gross profit dollars at 17%. Importantly, about 50% of the time the average adult tobacco consumer also purchases other items inside the c-store -- that’s almost 20 points higher than the average for c-store consumers of other product categories.
Those other items round out the market basket. The average adult tobacco consumer spends just over $25 per trip, compared to roughly $6 for non-tobacco c-store purchases. So, many c-store retailers rely on tobacco to increase foot traffic and boost in-store sales. We use these insights in achieving trade alignment and support for our offerings.
Of course, retailers have options to consider when aligning with a manufacturer. We believe there are three important reasons why we enjoy great customer relationships:

•	first, leadership brands that allow retailers to appeal broadly to adult tobacco consumers;

•	second, innovative tools retailers can use to build their tobacco and overall business; and

•	finally, our talented people who are trained to identify opportunities and provide solutions.
Howard will discuss our leading brands later this morning; I’ll address the tools we offer and our outstanding team.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

The tools we design help retailers drive foot traffic and expand their margins. As an example, through PM USA’s Retail Leaders trade program, retailers receive incentives and promotional resources to help them grow their business. In return, PM USA achieves acceptance of new offerings and product promotions in these stores. At the same time, we receive best-in-class visibility and product placement, connecting adult smokers with Marlboro’s brand architecture.  Through Retail Leaders, PM USA has achieved the desired retail look in more than 90% of its volume.
This year, PM USA enhanced its retail program to provide more options to trade partners and trade feedback has been very positive. These options include:

•	increased funding on Marlboro;

•	resources to drive volume and improve retailer margins;

•	integration with store loyalty programs; and

•	incentives for supplying scan data.
Trade programs like Retail Leaders enable us to achieve outstanding speed and breadth of our companies’ offerings. Regardless of the category, brand or promotional offer, our sales force consistently achieves distribution in over 85% of targeted stores within two weeks of an execution. And while we used PM USA as an example, our other tobacco companies offer similar trade and incentive programs.
To complement these programs, we offer flexible, high-impact merchandising solutions to achieve visibility, consistent brand placement and inventory management for our retailers and our brands. Retail store space is at a premium, and our job is to help our customers understand how space investments in tobacco may contribute to their profitability.
Our merchandising solutions are creative and allow AGDC to quickly integrate new categories or brands like MarkTen e-vapor products. For example, we achieved strong product visibility for the MarkTen

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015 launch. AGDC developed curb-to-counter promotional visibility for MarkTen, achieving distribution in over 130,000 stores, with an overwhelming majority of stores meeting our visibility targets.
Our ability to provide category and market analytics to our customers also gives our tobacco companies a competitive advantage. Our customers tell us that actionable insights are more important than ever. For example, retailers may understand the volume and share for the brands they sell, but not how their store performs against the local market.
Our proprietary reporting system provides relevant store-level data for the tobacco categories. We can show customers how many stores are gaining or losing market share at an aggregate and store level. Then our sales team consults with retailers on how to capitalize on those insights to build their business. Let me show you an example.
Our TSM starts with a review of the category, such as this, to help a store manager understand how their store is performing against other stores in the marketplace. In this example, the store is growing their industry and Marlboro volume. However, the account isn’t growing as fast as other stores in the market and that’s an opportunity for the store’s business.
So, our TSM is trained to dissect the opportunity. In this example, Marlboro Gold Pack is underperforming compared to the balance of Marlboro, contributing to Marlboro’s softness and the overall performance of the store. With this insight, the TSM will work with the retailer to identify store- or market-specific solutions -- like pricing, visibility or availability -- to help get the store back on track. This is just one example of many that demonstrates the unique capabilities we’ve built to allow our talented sales force to help our trade partners make better decisions.
The true strength of this system, however, is our people and the leadership and expertise they provide. The quality of our people not only provides for tremendous marketplace performance, but also enables the efficiency I’ve described.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Creating a truly outstanding sales team starts with acquiring the best talent. Now, given that we’re a tobacco company, we’re used to working hard to recruit top talent. We’ve built a leading recruiting program at major universities throughout the U.S. -- ranging from the University of Virginia to the University of Southern California -- that have successfully delivered strong talent for our organization. We’re extremely active on campus, building interest in an AGDC sales career. Then, we bring in over 100 interns annually to experience AGDC prior to their final year of school. Last year, 85% of these interns accepted the full-time offers we extended. And often these efforts result in leaders who rise rapidly through our organization.
Lauren Dougherty is a great example. We recruited Lauren from the University of Virginia’s McIntire School of Commerce into our intern program. She graduated in 2011 with a marketing and management degree and a 3.9 GPA. Lauren demonstrated outstanding leadership on campus, having served as a judge on the university’s judiciary committee and as a senior resident, leading a team of 12 resident advisors. After graduation, she joined AGDC as a TSM, quickly rose to manage multiple territories and is now working on our sales training team.
In fact, we’ve recruited and developed many leaders like Lauren across Altria’s companies and, as we think about the next generation of leaders, I’m proud to be joined by my team today from both consumer engagement and sales and distribution. I hope you’ll have a chance to meet them.
These same leaders are responsible for the terrific relationships we have with our customers to achieve the alignment we want. We engage at all levels -- from store associates to CEOs -- to understand their business needs, share industry insights and gain feedback on our performance.
We work hard to know where we stand with our customers and take their feedback seriously. For the past three years, we’ve conducted a third-party customer satisfaction survey. Across all metrics for our national and regional chain customers, AGDC outperforms tobacco competitors. For example, our

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015 customers confirm they are most likely to recommend working with us to a colleague. And our customers place AGDC at the top of consumer goods sales teams, including our tobacco competitors.
In conclusion, AGDC provides a significant competitive advantage for Altria in four important areas. We have:

•	a remarkably efficient and adaptable model for an ever-changing environment;

•	innovative tools and resources for our companies and our customers;

•	highly skilled people who are true category experts; and

•	effective alignment with our trade partners.
Now, I’ll turn the program back to Marty and invite Billy to join me in answering your questions.

Investing in Premium Brands
Howard Willard, Chief Operating Officer, Altria Group, Inc.
Thank you, Sarah, and each of our panelists.
As we’ve been reminded throughout the day, Altria has evolved considerably over time. Our 2007 and 2009 acquisitions of leading cigar and smokeless businesses brought new dimensions to our tobacco platform. Further, adult tobacco consumer interest in innovative tobacco products led to our 2013 entry into the e-vapor category and acquisition of Green Smoke in 2014.
Today, our tobacco companies own leading premium brands across the most profitable tobacco segments. We’ll provide a brief update on smokeless and cigars performance, as well as the evolution of Nu Mark’s e-vapor portfolio. And we’ll spend the balance of our time understanding progress and results on Marlboro.
Beginning with smokeless, our 2009 acquisition of UST LLC brought Altria instant access to premium brand leadership in the growing smokeless category and the exciting challenge of returning Copenhagen

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015 and Skoal to retail share growth. At the time, Copenhagen had over 22% retail share, and adult dippers considered it to be the most masculine, premium and high-quality smokeless brand. But, Copenhagen also had an older demographic base, an unsustainable price gap and a taste profile that some competitive dippers did not prefer.
Since then, USSTC has revitalized the value equation, including enhancing the equity campaign and product portfolio. A new “Choose Copenhagen” campaign focused on the brand’s essence: authentic, masculine craftsmanship. Copenhagen also entered the fast-growing wintergreen segment, which enhanced its appeal to competitive dippers. Thanks to innovation and equity-enhancing efforts, the brand stands strong today with a remarkable eight percentage points of share growth from 2009 through 2014. Importantly, during this period, Copenhagen improved its demographic position by growing almost 10 retail share points among dippers age 21-29.
USSTC has also pursued greater stability on Skoal to strengthen the combined performance of its two premium brands. Beginning last year, USSTC invested to enhance Skoal’s equity and improve price gaps on Skoal Classic. Thus far, Skoal’s “A Pinch Better” campaign is resonating with adult dippers. Our research shows that adult dippers are increasingly associating Skoal’s “A Pinch Better” tagline with the brand and that Skoal’s image is improving among the roughly one-third of adult dippers who recall seeing a campaign ad. While these things take time, we are encouraged by the moderation we’ve seen in Skoal’s retail share declines.
These steps have been guided by USSTC’s strategy to grow income by growing volume at or ahead of the category growth rate, while maintaining modest share momentum on Copenhagen and Skoal combined. USSTC is performing well against these objectives.
First, when adjusted for trade inventory changes and other factors, USSTC grew volume approximately 5% on a compounded annual basis from 2009 through 2014. This is in line with our estimates for category volume growth over this period. Second, Copenhagen and Skoal grew combined retail share

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015 almost four percentage points from 2009 through 2014. And, finally, the combination of volume and share growth helped deliver solid adjusted operating companies income and margin growth. Adjusted operating companies income increased on a compounded annual basis by almost 11% from 2009 through 2014 and grew 5% in the first quarter of 2015. Likewise, over the past five years adjusted operating companies income margins improved almost 14 points, ending 2014 at over 63%.
So we’ve made great progress strengthening our smokeless business and believe Copenhagen and Skoal are well positioned for the future.
Since our 2007 acquisition of John Middleton Co. (Middleton), the machine-made large cigars category has changed significantly. The category consists primarily of two segments: tipped and untipped cigarillos. Over the past few years, low-priced untipped cigarillos have dominated volume growth. As a result, Middleton has chosen to grow Black & Mild’s share of the high-margin tipped business. Middleton also focused on delivering the variety adult cigar smokers seek with the 2012 launch of Black & Mild Jazz and the recent expansion of Black & Mild Casino.
Through these efforts and other equity investments, Middleton grew Black & Mild’s volume more than 6% in 2014 and over 10% in the first quarter of 2015, while also maintaining more than a 90% share of the tipped segment. So, we’re very pleased with Middleton’s performance in a dynamic environment.
The past couple of years have also seen fast-paced evolution in the U.S. e-vapor category. We aspire to establish long-term leadership in e-vapor and other innovative tobacco products and we’re moving forward with purpose and discipline -- always learning from adult tobacco consumers.
For example, we’ve learned that adult smokers and vapers are still searching for a product that meets their range of preferences. So Nu Mark is focused on delivering a portfolio of products to address these preferences.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Expanding on the merchandising and distribution platform Nu Mark built last year, the company introduced MarkTen XL into lead markets in specific chains in April. A new campaign, “Full On Vapor,” highlights MarkTen XL’s improved performance features -- twice the liquid and battery life as the current MarkTen - along with the familiar form, weight and draw that many adult smokers and vapers prefer. MarkTen XL also responds to their desire for more flavor variety with Classic, Menthol, Fusion and Winter Mint.
Our 2014 acquisition of Green Smoke brings additional dimensions to Nu Mark’s portfolio. The Green Smoke brand adds a solid position in the online channel and enjoys some unique product features including FlavorMaxTM technology, which creates consistent full-bodied flavor and a rich vapor. Green Smoke cartridges are also triple-sealed to enhance product quality, battery and cartridge performance. Starting this week, Nu Mark is expanding Green Smoke’s retail distribution into specific chains in several lead markets with new packaging, an advantaged retail presence and new promotional tools.
As a result, in select markets adult smokers and vapers will find a retail focus on either MarkTen XL or Green Smoke, allowing Nu Mark to learn which products and promotions are most effective. Also, as part of our agreement with PMI, we began providing our e-vapor products to PMI for international markets in the first quarter of this year.
Today, the e-vapor category is still developing. Current products have performance gaps, the pace of category growth has slowed somewhat and manufacturers are awaiting regulatory guidance. However, we remain convinced that the desire adult smokers have for innovative tobacco products could one day be met with the right technology whether it’s e-vapor, heat-not-burn or something yet to be developed. So, we’re not betting on a single technology.
Let’s now turn to Marlboro. We’ve cultivated Marlboro as the most premium, flavorful and masculine cigarette for many years. In fact, Marlboro’s heritage is built on decades of bold and innovative actions.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Marlboro, as you know it, began in 1954 with its repositioning as a man’s cigarette with a robust Richmond recipe for a flavorful experience, a unique filter tip and a one-of-a-kind flip-top box.
The launch of the Marlboro Country campaign in 1963 firmly rooted the brand in the allure of the American West. Innovative Marlboro line extensions emerged, known today as Marlboro Menthol and Gold Pack. Print and billboard advertising, unique in its day, featured the campaign. And Marlboro soon became the best-selling cigarette in the world.
PM USA continued to make long-term investments to strengthen Marlboro, including building one of the largest catalog programs in the world through the Marlboro Miles consumer rewards platform. And throughout the 1990s, Marlboro established a robust, proprietary adult smoker database, the foundation for the brand’s adult smoker outreach today.
In 1998, PM USA and other manufacturers signed the MSA, forever changing the way cigarette brands would be marketed and sold. So, we innovated again. PM USA built a ground-breaking direct marketing platform for smokers 21 and older, reaching tens of millions of adult smokers in ways only Marlboro could.
PM USA also invested in experiential marketing activities including a racing school and a ranch in Montana to afford loyal adult smokers unforgettable Marlboro experiences. By 2010, PM USA launched Marlboro.com to provide a secure, age-verified platform to efficiently and responsibly connect Marlboro to adult smokers in the digital era.
Thus, long-term vision, innovation and equity-building investments helped Marlboro become and remain the leading U.S. cigarette brand since 1976. Since that time, Marlboro has more than doubled its share and grown in 31 of the past 38 years.
So how do you keep growing a brand this big, expand its reach and connect with both loyal and competitive adult smokers in new ways? In 2012, a new brand architecture featuring four flavor families

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015 provided the answer and opened exciting doors for Marlboro. Let’s take a closer look at the evolution of Marlboro and results since then.
The architecture created new ways to express Marlboro’s brand values, which include masculinity, freedom and adventure. These timeless values with universal appeal are the foundation for all of Marlboro’s marketing activities. Marlboro Red is the most authentic, flavorful and masculine of Marlboro’s flavor families. It grounds the brand in its rich and strong heritage. Marlboro Gold reflects the relaxation and harmony with nature found in “Marlboro country.” Marlboro Green’s flavor makes nighttime an adventure. And Marlboro Black embodies freedom and limitless opportunity in a bold, modern take on Marlboro.
The architecture not only expanded our thinking about Marlboro, but unlocked innovative ways to build the brand and connect with adult smokers. For example, the interactive 2013 Wide Open Flavor digital promotion introduced adult smokers to the full breadth of Marlboro’s flavor families. Adult smokers submitted more than 13 million comments and “likes” on Marlboro.com, demonstrating new engagement possibilities. Comments and “likes” were just the beginning, as picture uploads, video submissions and user-generated content promotions are now core to our brand-building activities. Since PM USA launched the current Marlboro.com platform at the end of 2012, user engagement activities have grown substantially to over 20 million.
The brand also embraced modern articulations that, even without the iconic cowboy, were definitely Marlboro. Take Marlboro Black’s open road, for example. When PM USA first showed this imagery to adult Marlboro and competitive smokers, they immediately identified it as Marlboro.
Marlboro also enhanced its appeal to a diverse base of adult smokers. A range of marketing activities are now fully integrated across the four families that reflect the changing nature of American society and have opened new ways for Marlboro to express flavor that are reflective of today. Marlboro Green’s Flavor

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Makers campaign, for example, highlights individuals who bring their unique “flavor” to nightlife across the U.S.
The architecture logically supported an expanded product lineup -- first, through Marlboro Black, regular and menthol, followed by NXT and Marlboro Edge to grow the Black family. Marlboro also expanded Southern Cut in the Gold Family and Menthol Rich Blue in the Green family. These offerings helped strengthen the brand’s retail share by broadening its flavor offerings. In addition, PM USA systematically updated Marlboro packaging to reinforce its premium position and keep the brand contemporary and progressive. In total, Marlboro enhanced packaging on more than half its volume since 2011.
Earlier I described the evolution of Marlboro’s marketing. PM USA focuses its direct, one-to-one marketing on smokers age-verified as 21 and older, while taking steps to limit the reach of its marketing among unintended audiences. PM USA primarily uses direct mail, e-mail and Marlboro.com to reach adult smokers. Further, PM USA only engages with smokers 21 and older who have confirmed that they want to receive communications. This is the foundation for our direct marketing today.
Digital engagement has enhanced Marlboro’s relationship with adult smokers and further unlocked value from our adult smoker database. For instance, Marlboro.com took on the more personal voice of the flavor family of choice for adult smokers visiting the site. PM USA further invested to build mobile functionality and, as technology never stops evolving, recently rolled out its third-generation platform. Today, Marlboro.com is among the leading consumer packaged goods mobile sites in the U.S., according to comScore.
Most recently, Marlboro is expanding its pioneering mobile coupon approach. Let’s see how easily this works. Within the age-restricted Marlboro.com website, a mobile user selects a coupon and a participating store. Then a countdown begins so the retailer knows the coupon is active. Many mobile experts told us that a single coupon system could not be integrated with our retailers’ many point-of-sale systems, but Marlboro is doing it. Further, this new technology provides useful, real-time data for PM

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

USA and rewards adult smokers more cost-effectively than coupons-by-mail. Thus far, in a relatively small test, adult smokers have redeemed approximately 100,000 mobile coupons and rates of repeat usage are high. You’ll have the opportunity to try it out during lunch.
Marlboro also entered the world of mobile apps in 2014. Thus far, we’ve introduced two temporary test apps that exceeded expectations for both downloads and engagement among age-verified smokers 21 and older. In total, mobile logins have grown more than 1,000% since 2011 thanks to digital investments we’ve made. Further, the sum of our 2014 equity-building efforts resulted in 1.4 billion total interactions, including on-pack coupons, mobile, direct mail and more -- a 20% increase since 2012.
Of course, Marlboro anchors our smokeable products segment. Our strategy for smokeable products is to maximize income while maintaining modest share momentum on Marlboro and Black & Mild over time. While building equity is critically important, so too is pricing and how we balance income and share results for the long term. In May, PM USA increased Marlboro’s list price by $0.07, bringing its net pack price through May 31 to $6.06. When compared with Marlboro’s average pack price in other developed countries, we continue to believe Marlboro has long-term pricing flexibility.
We use several tools to achieve our pricing objectives.

•	PM USA seeks to maintain competitive Marlboro mainline pricing in the marketplace, and we monitor Marlboro’s price gap versus the lowest-priced cigarette brand at the national and state levels.

•
PM USA also offers special price promotions, allowing the company to manage the mix of full-priced and promotional product in the marketplace on a state-by-state basis. As economic conditions have improved, PM USA moderated these promotions in some areas, resulting in a net price increase of $0.20 per pack on Marlboro Special Blend in 2014.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

•
Additionally, through bonus product, PM USA can deliver value on specific products at the store or geographic level. Throughout 2014 and the first quarter of 2015, PM USA maintained relatively constant bonus product rates that were much lower than its key competitor.

The composition of these various tools enables us to grow income and share, respond to economic and competitive dynamics and grow revenues per pack. From 2011 through 2014, net revenues per thousand units for smokeable products grew almost 4% on a compounded annual basis, while through the first quarter of 2015, net revenues per thousand units increased 5.2%. And even with this strong price realization for the segment, Marlboro grew almost a retail share point over the past three years.
Pricing flows from a brand’s vitality. So, we monitor the effectiveness of the investments PM USA makes in Marlboro across various measures of brand leadership and performance.
Since 2010, we’ve been measuring the strength of our leading brands using an annual third-party review of key brand equity measures by the market research firm TNS. In a study of thousands of adult smokers, TNS considers the respondent’s view of the brand’s current status and momentum, among other factors, to determine brand equity. On these measures, Marlboro has strengthened its already high equity scores since 2010. Further, adult smoker perceptions of taste and quality each jumped substantially during this time -- important measures for Marlboro. And, while other competitors have improved their equity scores over this period, no major competitor comes close to Marlboro’s scores on any of these equity measures.
PM USA also measures changes in purchasing behavior using a continuous tracking survey of thousands of adult smokers. As of March 2015, Marlboro adult smokers were the most brand-loyal among key competitive brands. Almost 90% of Marlboro regular brand adult smokers did not purchase an alternate brand in the past week.
Finally, Marlboro’s share demographics are strong. When looking at adult smoker share trends since the introduction of the architecture, overall Marlboro share has grown and Marlboro’s share among smokers 21-29 and 30-39 both exceeded its overall share. Importantly, the trajectory of Marlboro share among

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015 smokers 21-29, which was in decline prior to 2012, has changed. In fact, Marlboro’s share among smokers 21-29 was significantly larger and, over the past few years, relatively more stable than key competitive brands.
In particular, Marlboro’s Green and Black families have helped strengthen its demographics. Over the past two years, Marlboro has grown its share of the menthol category and Marlboro Black has grown retail share in each of the past 17 consecutive quarters.
So, Marlboro is indeed a rare brand. Its history and its present are defined by innovation and vision. Bold steps forward into new spaces through the Marlboro architecture and mobile engagement have strengthened its position and expanded future opportunities. And through careful stewardship -- always focused on the long term -- Marlboro continues to define cigarette category leadership.
With that, I’ll turn the microphone over to Marty and ask Billy and Denise to join us on the stage to take your questions.
Closing
Marty Barrington, Chairman, CEO and President, Altria Group, Inc.
Thank you Billy, Denise and Howard.
In conclusion, we hope we’ve convinced you that Altria is as strong today as ever -- a position we’ve achieved on the strength of our people, our companies’ terrific brands and long-term vision. Thank you all for being with us today and for your interest in Altria.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine CellarsTM, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in these remarks are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements
Today’s remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2014, and its Quarterly Report on Form 10-Q for the period ended March 31, 2015.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015 global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Non-GAAP Financial Measures
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews OCI, which is defined as operating income before amortization of intangibles and general corporate expenses, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, operating margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management believes that these adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP financial measures are provided below.
Altria’s full-year adjusted diluted EPS guidance excludes the impact of certain income and expense items, including those items noted above. Altria’s management cannot estimate on a forward-looking basis the impact of these items on Altria’s reported diluted EPS because these items, which could be significant, are

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015 difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP financial measure for, or reconciliation to, its adjusted diluted EPS guidance.

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results
	Full Year Ended December 31,
	2014	2009	Compounded Annual Growth Rate
Reported diluted EPS	$2.56	$1.54
NPM Adjustment Items	(0.03)	—
Asset impairment, exit, implementation, integration, and acquisition-related costs	0.01	0.25
Tobacco and health litigation items	0.01	—
SABMiller special items	0.01	—
Loss on early extinguishment of debt	0.02	—
Tax items	(0.01)	(0.04)
Adjusted diluted EPS	$2.57	$1.75	8.0%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2014	2011	Compounded Annual Growth Rate
Net Revenues	$21,939	$21,970
Excise taxes	(6,416)	(7,053)
Revenues net of excise taxes	15,523	14,917

Reported OCI	$6,873	$5,737
NPM Adjustment Items	(43)	—
Asset impairment, exit, and implementation costs	(6)	183
Tobacco and health litigation items	27	98
Adjusted OCI	$6,851	$6,018	4.4%
Adjusted OCI margins[1]	44.1%	40.3%
Adjusted OCI margin change (2014 vs. 2011)	3.8 pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	First Quarter Ended March 31,
	2015	2014	Change
Net revenues	$5,221	$4,958
Excise taxes	(1,495)	(1,474)
Revenues net of excise taxes	$3,726	$3,484

Reported OCI	$1,686	$1,531
Asset impairment and exit costs	—	2
Tobacco and health litigation items	43	3
Adjusted OCI	$1,729	$1,536	12.6%
Adjusted OCI margins[1]	46.4%	44.1%	2.3 pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2014	2011	Compounded Annual Growth Rate
Net revenues	$1,809	$1,627
Excise taxes	(138)	(108)
Revenues net of excise taxes	$1,671	$1,519

Reported OCI	$1,061	$859
Asset impairment, exit, and integration costs	(1)	37
Adjusted OCI	$1,060	$896	5.8%

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	First Quarter Ended March 31,
	2015	2014	Change
Net revenues	$430	$415
Excise taxes	(32)	(30)
Revenues net of excise taxes	$398	$385

Reported and Adjusted OCI	$251	$239	5.0%
OCI margins[1]	63.1%

1 OCI margins are calculated as OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results
		Full Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Reported diluted EPS	$2.56	$2.26	$2.06	$1.64	$1.87	$1.54
NPM Adjustment Items	(0.03)	(0.21)	—	—	—	—
Asset impairment, exit, implementation, integration and acquisition-related costs	0.01	—	0.01	0.07	0.05	0.25
Tobacco and health litigation items	0.01	0.01	—	0.05	—	—
SABMiller special items	0.01	0.01	(0.08)	0.03	0.03	—
Loss on early extinguishment of debt	0.02	0.34	0.28	—	—	—
PMCC leveraged lease (benefit)/charge	—	—	(0.03)	0.30	—	—
Tax items[1]	(0.01)	(0.03)	(0.03)	(0.04)	(0.05)	(0.04)
Adjusted diluted EPS	$2.57	$2.38	$2.21	$2.05	$1.90	$1.75
Adjusted diluted EPS (year/year % change)	8.0%	7.7%	7.8%	7.9%	8.6%

[1] Excludes the tax impact of the PMCC leveraged lease (benefit)/charge.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Wine
($ in millions)
	Full Year Ended December 31,
	2014	2009	Compounded Annual Growth Rate
Net revenues	$643	$403
Excise taxes	(23)	(17)
Revenues net of excise taxes	$620	$386

Reported OCI	$134	$43
Asset impairment, exit, integration and acquisition-related costs	—	30
Adjusted OCI	$134	$73	12.9%
Adjusted OCI margins[1]	21.6%	18.9%
Adjusted OCI margin change (2014 vs. 2009)	2.7 pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the Debt Covenant*
($ in millions)
Twelve Months Ended March 31, 2015**
Consolidated net earnings	$4,913
Equity earnings and noncontrolling interests, net	(915)
Dividends from less than 50% owned affiliates	459
Provision for income taxes	2,617
Depreciation & amortization	207
Loss on early extinguishment of debt	272
Asset impairment and exit costs	(3)
Interest and other debt expense, net	864
Changes to Mondelēz International, Inc. and PMI tax-related receivables / payables	2
Consolidated EBITDA	$8,416

Current portion of long-term debt	$1,000
Long-term debt	12,901
Discount on debt	48
Total Debt	$13,949

Total Debt / Consolidated EBITDA	1.7
*Reflects the terms “Consolidated EBITDA” and “Debt” as defined in Altria’s senior unsecured revolving credit agreement.
**Twelve months ended March 31, 2015 data is calculated by adding the relevant three months 2015 and full-year 2014 financial data, then subtracting the corresponding three months 2014 results.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2014	2009	Compounded Annual Growth Rate
Net revenues	$21,939	$21,439
Excise taxes	(6,416)	(6,627)
Resolution expenses[1]	(4,674)	(4,971)
FDA user fees	(253)	(38)
Revenues net of excise taxes, resolution expenses and FDA user fees	10,596	9,803

Reported OCI	6,873	5,231
NPM Adjustment Items	(43)	—
Asset impairment, exit, integration, and implementation costs	(6)	263
Tobacco and health litigation items	27	—
Adjusted OCI	6,851	5,494

Controllable costs[2]	$3,745	$4,309

Shipment volume (units in millions)[3]	126,661	149,966

Controllable costs per 1000 units[4]	$29.57	$28.73	0.6%

[1] Amount excludes a pre-tax credit of $43 million for the year ended December 31, 2014 related to NPM Adjustment Items.
[2] Controllable costs are calculated as revenues net of excise taxes, resolution expenses and FDA user fees less adjusted OCI.
[3] Shipment volume includes cigarette units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[4] Controllable costs per 1000 units are calculated as controllable costs dividend by shipment volume multiplied by 1000.

Altria Group, Inc. and Consolidated Subsidiaries, First Quarter 2015 Special Items Per Share

Tobacco and health litigation items	$0.01
SABMiller special items	0.03
Loss on early extinguishment of debt	0.07
$0.11

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2014	2009	Compounded Annual Growth Rate
Net revenues	$1,809	$1,366
Excise taxes	(138)	(88)
Revenues net of excise taxes	$1,671	$1,278

Reported OCI	$1,061	$381
Asset impairment, exit, integration and acquisition-related costs	(1)	251
Adjusted OCI	$1,060	$632	10.9%
Adjusted OCI margins[1]	63.4%	49.5%
Adjusted OCI margin change (2014 vs. 2009)	13.9 pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2014	2011	Compounded Annual Growth Rate
Net revenues	$21,939	$21,970
Excise taxes	(6,416)	(7,053)
Revenues net of excise taxes	$15,523	$14,917

Shipment volume (units in millions)[1]	126,661	136,384

Revenues net of excise taxes per 1000 units[2]	$122.56	$109.38	3.9%

[1] Shipment volume includes cigarette units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[2] Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes divided by shipment volume multiplied by 1000.

                                                  36
Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	First Quarter Ended March 31,
	2015	2014	Change
Net revenues	$5,221	$4,958
Excise taxes	(1,495)	(1,474)
Revenues net of excise taxes	$3,726	$3,484

Shipment volume (units in millions)[1]	29,500	29,023

Revenues net of excise taxes per 1000 units[2]	$126.31	$120.04	5.2%

[1] Shipment volume includes cigarette units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[2] Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes divided by shipment volume multiplied by 1000.

Source: Altria Group, Inc.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, June 23, 2015